February 18, 2008

Mr. Armando Cardenas-Nolazco

Dear Armando:

This letter confirms that you have elected to resign from The Knot, Inc. (the “Company”) effective February 29, 2008 (the “Resignation Date”). You have agreed to provide consulting services on an as-needed basis for the six months following that. This letter outlines our agreement (“Agreement”) concerning your resignation and consulting services.

1.
In exchange for your signing this Agreement and complying with its terms, the Company agrees to provide you with severance/consulting payments for six months (March 1, 2008 - August 31, 2008). These payments will be paid to you regardless of the amount of consulting services provided, if any, and will be paid in an aggregate gross amount equal to one-half (½) your annual base salary (that is, in the gross amount of $110,250), paid out in semi-monthly installments commencing on the Company’s first regular payroll date after the Resignation Date and continuing on each of the Company’s regular payroll dates through and ending on August 31, 2008. These installments will be subject to all applicable withholdings and taxes. You agree and acknowledge that the Company is not obligated to provide the severance/consulting payments as described in this paragraph, and is doing so only in consideration for your promises and undertakings in this Agreement.

2.
Regardless of whether you sign this Agreement, commencing March 1, 2008, you will be eligible to continue your medical coverage under the Company’s group medical plan pursuant to federal law (COBRA), at your own cost, and may exercise any other rights you have to convert other insurance coverage. Information about your rights in this regard will be sent to you in the mail. All other benefits and insurance coverage will cease as of your Resignation Date. You agree and acknowledge that your resignation shall constitute a cessation of service to the Company for purposes of the Company’s stock incentive plans, no further vesting of awards thereunder shall occur and all applicable post-service provisions of those plans shall apply after the Resignation Date.

3.	(a)
By signing this Agreement, and in exchange for the valuable consideration provided for in paragraph 1 and other valuable consideration, you, for yourself and for your heirs, executors, administrators, successors and assigns, except as provided in paragraph 3(b), forever release and discharge the Company and any and all of its parent companies, partners, subsidiaries, affiliates, and related entities, and any and all of its and their past and present officers, directors, shareholders, partners, principals, agents, employees, and employee benefit plans and their fiduciaries and administrators, in their official and individual capacities, and all of their successors and assigns (referred to collectively as the “Company Releasees”), from all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have or may have against any and all of the Company Releasees as of the date you sign this Agreement arising out of your employment with the Company, the terms and conditions of such employment and/or your separation from such employment, including, without limitation, all claims of discrimination and harassment in employment based on race, national origin, ancestry, color, creed, religion, sex, sexual orientation, age, marital status, disability, veteran status, and any other protected characteristic arising under federal, state and local laws, including, without limitations, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974 (ERISA), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the National Labor Relations Act, and the Texas Human Rights Act, the Texas Labor Code, the Texas Employment Discrimination Law, and the Texas Disability Discrimination Law, all as amended; all claims based on contract, tort or any other legal theory; and all claims for monetary damages of any kind, equitable reinstatement, attorneys’ fees and costs.

Mr. Armando Cardenas-Nolazco
February 18, 2008

(b)
By signing this Agreement, and in exchange for the mutual covenants contained herein, and for other valuable consideration, the Company, and its successors and assigns, forever release and discharge you, your heirs, executors, administrators, successors and assigns (referred to collectively as the “Individual Releasees”), from all known claims, demands, causes of action, fees and liabilities of any kind whatsoever, which the Company ever had, now has or may have against any and all of the Individual Releasees as of the date of this Agreement arising out of your employment with, or conduct while employed by, the Company. You represent that you have not engaged in any conduct that would give rise to a claim against you.

(c)
By signing this Agreement, you are not waiving claims arising after the date you sign this Agreement; claims or rights that may not be waived by law; claims for enforcement of this Agreement; claims for accrued, vested benefits under any employee benefit plan of the Company (or of its parents, subsidiaries or affiliates) in accordance with the terms of such plans and applicable law. By signing this Agreement, you also are not waiving your right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if you file a charge or participate in such an investigation or proceeding, you will not be able to recover damages or equitable relief of any kind from the Company Releasees in connection with the claims waived in paragraph 3(a). By signing this Agreement, the Company and Company Releasees are not waiving any claims arising after the date the Company enters into this Agreement, claims and rights that may not be waived by law, or claims for enforcement of this Agreement, including, without limitation, claims for breach or threatened breach of your obligations of confidentiality and cooperation that continue after your Separation Date.

4.
In exchange for the payments and benefits provided for in paragraph 1, you agree to provide consulting services to the Company for six months following your Resignation Date (March 1, 2008 - August 31, 2008) but not to exceed 5 hours per week or 20 hours in a calendar month, such consulting services to include working with the Chief Executive Officer in an advisory role. It is understood and agreed that you will not be required to travel in connection with your consulting services. You also agree to cooperate, on a reasonable basis, and as part of the consulting services, with the Company and its counsel in connection with matters about which you have knowledge and/or that relate to the responsibilities you performed while employed with the Company. All such services and cooperation will be reasonably provided at such reasonable times as agreed upon by the parties.

Mr. Armando Cardenas-Nolazco
February 18, 2008

5.
(a)You continue to have a fiduciary duty to the Company with respect to its confidential information and you agree to comply with your obligations and not to reveal to any person or entity, or use or attempt to use, any confidential information after your resignation. Confidential information includes, but is not limited to, any and all trade secrets or confidential and/or proprietary information of the Company, marketing, financial, business development and/or operations plans, passwords, proposals, strategies and/or information; diskettes; intangible information stored on diskettes; reports; projections; software programs and data compiled with the use of those programs; show how and know how; pricing and costing policies; systems; processes; software programs; works of authorship; inventions; projects; as well as any other information as may be designated or treated by the Company and its parent companies, subsidiaries and affiliates as confidential, proprietary and/or trade secrets. Confidential information does not include any information that is or subsequently becomes, through no fault of yours, publicly available. Immediately upon the effective date of this Agreement you shall deliver all confidential information in your possession, and all copies thereof, to the Company.

(b)
The terms and conditions of this Agreement also shall be confidential and shall not be disclosed to third parties, except as required by law or to a government agency in connection with any claim or investigation being conducted, and except that you may disclose them to your spouse, attorneys and financial and tax advisors provided you first inform them and they agree to maintain the confidentiality of the terms and conditions of this Agreement.

(c)	You agree not to publicly disparage any of the Company Releasees.

(d)	Nothing in this Agreement prohibits you from providing truthful information about the Company or your employment with the Company to any government agency or as may be required by law.

(e)
The Company agrees, in response to requests for references, to respond that you resigned from employment on an amicable basis and that you were employed by the Company from December 1, 2004 to February 29, 2008 in the role of Chief Technology Officer. The Company agrees to direct its executive officers not to publicly disparage you.

6.
Any breach by you of your obligations under paragraphs 4 or 5, after notice and reasonable opportunity to cure, shall be a material breach of this Agreement, which will result in discontinuance of the payments referenced in paragraph 1.

7.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York and you consent to the jurisdiction of the courts of the State of New York in connection with any matter related to or arising out of this Agreement or any breach thereof.

8.
You have 21 days to consider this Agreement before signing it. We encourage you to speak with an attorney before signing it. If you decide to sign it, you have 7 days after signing it to revoke your decision. Provided you do not revoke it, this Agreement will become effective on the 8th day after you sign it (the “effective date”).

Mr. Armando Cardenas-Nolazco
February 18, 2008

9.
By signing below, you acknowledge that you have carefully read this Agreement in its entirety; have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) days and to consult with an attorney of your choice before signing it; understand the terms of this Agreement; and are signing this Agreement voluntarily and of your own free will.

Sincerely,

/s/ DAVID LIU

David Liu
Chief Executive Officer

AGREED AND ACCEPTED BY:

/s/ ARMANDO CARDENAS-NOLAZCO      2/26/08
Armando Cardenas-Nolazco                Date